Exhibit 99.1

THE WENDY’S COMPANY ELEVATES EXECUTIVE LEADERSHIP ASSIGNMENTS

TO DRIVE GROWTH AND DEVELOPMENT

Penegor and Wright Promoted to Executive Vice President

with Additional Leadership Responsibilities

Restaurant Development and Consumer-Facing Technology Capabilities Also Enhanced

Dublin, Ohio (December 17, 2014) – The Wendy’s Company (NASDAQ: WEN) today announced several changes to executive assignments among members of the current Senior Leadership Team. The changes are designed to drive growth and restaurant development for The Wendy’s Company.

Todd Penegor, Senior Vice President and Chief Financial Officer, has been promoted to Executive Vice President, Chief Financial Officer and International. Penegor will maintain his existing responsibilities for Finance, Development, and Information Technology, and will also take on additional oversight of the Company’s International division, in partnership with International President, Darrell van Ligten. The Company’s International division is poised for growth and aims to deliver sustainable performance in key strategic markets in the future. Additionally, with an increasing focus on restaurant development and growth enabled by technology, Penegor’s leadership of the Development and IT functions has been critical to the Company’s strategic direction. He is a seasoned business leader with prior international and executive experience, having previously served as Chief Financial Officer of Kellogg’s Europe operations and President of U.S. Snacks.

Bob Wright, Chief Operations Officer, has also been promoted to Executive Vice President, Chief Operations Officer, maintaining his existing responsibilities for company and franchise restaurant operations and taking on a larger portfolio of customer facing responsibilities, including in-restaurant technology, restaurant facilities and the continuous improvement of the customer service experience. With more than 20 years of restaurant industry leadership, Wright is redefining the customer experience at Wendy’s® to enable the brand’s next phase of growth.

“Since joining The Wendy’s Company last year, Todd and Bob have made extraordinary contributions to the Company and our franchisees,” said Emil Brolick, President and Chief Executive Officer. “As we continue the transformation of the Wendy’s brand, the Board of Directors and I have the highest confidence that Todd’s and Bob’s elevated leadership roles will spur even greater growth and performance.”

The Company will also further its commitment to restaurant development and consumer-facing technology as growth engines for the brand. Last month, the Company announced a significant realignment of G&A resources to reduce overall spending while reallocating resources to investments in technology and development. To lead these efforts on the restaurant development side, Abigail Pringle has been promoted to Chief Development Officer. Pringle will serve on the Senior Leadership Team to provide critical executive-level support for the Company’s restaurant development goals. She previously served as Senior Vice President Restaurant Development & Growth Initiatives, and has led the Company’s successful Image Activation efforts. Pringle will continue to report to Penegor as a member of the Finance Leadership team.

To accelerate the development of consumer-facing technology in areas such as mobile ordering and payment, customer loyalty and brand engagement, the Company’s incumbent leader of digital marketing efforts, Brandon Rhoten, has been elevated to Vice President, Digital Experience. Rhoten is an industry-leading strategic thinker in the areas of digital and consumer technology, and has crafted award-winning marketing programs for the brand. He will take on a broader role with the company’s realignment of investments into technology and customer engagement.

“Wendy’s brand relevance and future growth will depend on increasing consumer access to the brand through restaurant development, and will be enabled by consumer-preferred technology investments,” said Brolick. “We are fortunate to rely on the in-house expertise of Abigail Pringle and Brandon Rhoten to lead our efforts in the areas of restaurant development and the customer’s digital experience, and I’m delighted to recognize their continued advancement within The Wendy’s Company.”

The Company also announced that Craig Bahner, Chief Marketing Officer, will step down early next year. Brandon Solano, Chief Marketing Officer (Designate), will succeed Bahner as Chief Marketing Officer following an orderly transition of duties. Solano, who most recently served as Senior Vice President, Marketing, joined Wendy’s in July 2014. His prior experience includes senior marketing, operations and development positions with Domino’s Pizza, The Hershey Company and Procter & Gamble.

“Craig has been a tremendous partner and marketing leader for Wendy’s over the past three years, and he has made important contributions to the Wendy’s brand transformation. I wish him the best in his future endeavors,” said Brolick. “I am also thrilled to welcome Brandon to the Senior Leadership Team. In his short tenure with Wendy’s, he has already made an enormous positive impact on our brand and with our franchisees. His wealth of experience spans marketing, menu innovation, and restaurant development with leading restaurant and consumer goods brands, and I look forward to his leadership and partnership to grow the Wendy’s brand in the future.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 29 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

David D. Poplar, Vice President of Investor Relations, (614) 764-3311, david.poplar@wendys.com

Bob Bertini, Senior Director of Media Relations, (614) 764-3327, bob.bertini@wendys.com